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                                                                      EXHIBIT 11

                                                                 Huntington Bancshares Incorporated
                                                                  Computation of Earnings Per Share
                                                              For Periods Ended June 30, 1995, and 1994
                                                        ( in thousands of dollars, except per share amounts )

                                                     Three Months Ended                   Six Months Ended
                                                           June 30                             June 30
                                                ----------------------------        ----------------------------
                                                    1995            1994               1995             1994
                                                -----------      -----------        -----------      -----------

Net Income                                          $58,161          $67,453           $113,023         $134,195

Effect of Convertible Debt                               13               21                 25               41
                                                -----------      -----------        -----------      -----------

Fully Diluted Net Income                            $58,174          $67,474           $113,048         $134,236
                                                ===========      ===========        ===========      ===========


Average Common Shares Outstanding               139,996,550      136,439,751        140,093,756      136,386,328

Dilutive Effect of Stock Options                    745,849          907,481            762,691          902,076
                                                -----------      -----------        -----------      -----------

Average Common Shares and Common
     Share Equivalents -- Primary               140,742,399      137,347,232        140,856,447      137,288,404

Additional Dilutive Effect of Stock Options         135,659                             118,817

Dilutive Effect of Convertible Debt                  94,823          154,593             94,836          154,593
                                                -----------      -----------        -----------      -----------

Fully Diluted Shares                            140,972,881      137,501,825        141,070,100      137,442,997
                                                ===========      ===========        ===========      ===========

Net Income per Common Share Outstanding               $0.42            $0.49              $0.81            $0.98
Primary Earnings per Share                            $0.41            $0.49              $0.80            $0.98
Fully Diluted Earnings per Share                      $0.41            $0.49              $0.80            $0.98
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